Tidal Trust IV 485BPOS

Exhibit 99.(d)(vi)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made as of July 13, 2026, by and between Tidal Trust IV, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A attached hereto, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”), and Tidal Investments LLC, a Delaware limited liability company (the “Adviser”).

BACKGROUND

A.	The Trust has been organized and operates as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting Fund assets in securities and other investments. Each Fund is a series of the Trust having separate assets and liabilities.

B.	The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.

C.	The Trust has selected the Adviser to serve as the investment adviser for each Fund listed on Schedule A.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	Advisory Services.

1.1.	The Trust, on behalf of each Fund, hereby appoints the Adviser to manage the investment and reinvestment of such Fund’s assets, subject to the supervision and oversight of the Trust’s Board of Trustees (the “Board”) and the officers of the Trust, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such appointment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.

1.2.	The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust or a Fund in any way, or in any way be deemed an agent of the Trust or a Fund. The Adviser shall determine, from time to time, what securities (and other financial instruments) shall be purchased for each Fund, what securities (and other financial instruments) shall be held, exchanged or sold by each Fund and what portion of each Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, By-Laws and each Fund’s prospectus and statement of additional information each, as may be amended from time to time, as set forth in the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and to the investment objectives, policies and restrictions of each Fund, as shall be from time to time in effect, and such other limitations, policies and procedures as the Board may reasonably impose from time to time and provide in writing to the Adviser (the “Investment Policies”). To carry out such obligations, the Adviser shall exercise full discretion and act for each Fund in the same manner and with the same force and effect as each Fund itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

1.3.	No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments shall in any way limit the right of the Board, in its sole discretion, to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise its right to control the overall management of the Trust and each Fund. The Adviser acknowledges that the Board retains ultimate authority over each Fund and may take any and all actions necessary and reasonable to protect the interests of Fund shareholders.

2.              Selection of Sub-Adviser(s). The Adviser shall have the authority hereunder to engage, terminate and replace one or more sub-advisers, including an affiliated person (as defined under the 1940 Act) of the Adviser (each, a “Sub-Adviser”), for each Fund referenced in Schedule A to perform some or all of the services for which the Adviser is responsible pursuant to this Agreement. The Adviser shall supervise the activities of the Sub-Adviser(s), and the retention of a Sub-Adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement. Any such Sub-Adviser shall be registered and in good standing with the SEC and capable of performing its sub-advisory duties pursuant to a sub-advisory agreement approved by the Board and, except as otherwise permitted by the 1940 Act or by rule, regulation or Order of the SEC, a vote of a majority of the outstanding voting securities of the applicable Fund. The Adviser will compensate each Sub-Adviser for its services to each applicable Fund.

3.              Representations of the Adviser.

3.1.	The Adviser shall use its best judgment and efforts in rendering the advice and services to each Fund as contemplated by this Agreement.

3.2.	The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, the Adviser shall upon reasonable request provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

3.3.	The Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards with a goal of safeguarding each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Adviser shall promptly notify the Trust upon the Adviser’s discovery of any material violations or breaches of such policies and procedures.

3.4.	None of the Adviser, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Trust upon its discovery of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

3.5.	The Adviser will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of a Fund prior to the Adviser becoming registered or filing a notice of exemption on behalf of the Fund with the National Futures Association.

4.               Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, and any exemptive relief therefrom, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund(s), and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Adviser, and with any requirements applicable to the Fund of any national securities exchange on which the Fund’s shares are listed. In selecting each Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

5.               Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s securities to the Adviser. So long as proxy voting authority for a Fund has been delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for each Fund to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for a Fund to the Fund’s Sub-Adviser(s).

6.              Brokerage.

6.1.	The Adviser shall arrange for the placing and execution of Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to seeking the best price and execution reasonably available, the Adviser is authorized to place orders for the purchase and sale of portfolio securities for a Fund with such broker-dealers as it may select from time to time. Subject to Section 6.2 below, the Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to such Fund, to the Adviser, or to any other client for which the Adviser provides investment advisory services. The Adviser also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to a particular Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

6.2.	Notwithstanding the provisions of Section 6.1 above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust and consistent with Section 28(e) of the 1934 Act, the Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Adviser exercises investment discretion.

6.3.	The Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, any Sub-Adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules or guidance promulgated by the SEC. Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

6.4.	The Adviser is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of such Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Adviser in accordance with the Adviser’s written policy.

7.              Records/Reports.

7.1.	Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to each Fund, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust, including the Trust’s chief compliance officer (the “Chief Compliance Officer”), or the Board the information required to be supplied under this Agreement.

7.2.	The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, sub-administrator, custodian or transfer agent appointed by the Trust) relating to its responsibilities provided hereunder with respect to the Fund(s) and other such records as may be required by law including, but not limited to, Rule 31a-4 of the 1940 Act, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act, or other applicable provisions of the 1940 Act (the “Fund Books and Records”). The Fund Books and Records shall be available to the Board and the Chief Compliance Officer at any time upon request, shall be delivered to the Trust upon the termination of this Agreement and shall be available without delay during any day the Trust is open for business.

7.3.	Holdings Information and Pricing. The Adviser shall provide regular reports regarding Fund holdings, and shall furnish the Trust and the Board from time to time with whatever information the Adviser, or the Board believes is appropriate for this purpose. The Adviser agrees to provide such valuation reports and pricing information, of which the Adviser is aware, that the Board shall require in connection with the Board’s responsibilities under Rule 2a-5, to the Trust, the Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures.

7.4.	Cooperation with Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, the Chief Compliance Officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to each Fund as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

7.5.	Information and Reporting. The Adviser shall provide the Trust and its respective officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request.

7.6.	Notification of Breach/Compliance Reports. The Adviser shall promptly notify the Trust of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of a Fund’s or the Adviser’s policies, guidelines or procedures. The Adviser agrees to correct any such failure promptly and to take any action that the Board may reasonably request in connection with any such breach. Upon request, the Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and the Trust’s disclosure controls and procedures adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act. The Adviser will promptly notify the Trust in the event (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws or (ii) an actual change in control of the Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

7.7.	Board and Filings Information. The Adviser will also provide the Trust with any information reasonably requested regarding its management of the Fund(s) required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Fund(s) in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto.

7.8.	Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust, the Chief Compliance Officer or their designated agents to perform such compliance testing on each Fund and the Adviser’s services as the Trust or its Chief Compliance Officer may determine to be appropriate. The provision of such information by the Adviser to the Trust or its designated agent in no way relieves the Adviser of its own responsibilities under this Agreement.

8.               Code of Ethics. The Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Trust. The Adviser shall ensure that its Access Persons (as defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Adviser’s Code of Ethics to the Trust. The Adviser shall respond to requests for information from the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Adviser. The Adviser shall immediately notify the Trust of any material violation of the Code of Ethics, whether or not such violation relates to a security held by any Fund.

9.               Members and Employees. Members and employees of the Adviser may be trustees, officers or employees of the Trust.

10.          Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of a Fund.

11.          Unitary Fee. During the term of this Agreement, the Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay all expenses incurred by the Trust and each Fund (except for advisory fees payable to the Adviser under this Agreement) pursuant to this Agreement, excluding interest charges on any borrowings, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, distribution fees and expenses paid by the Fund under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, and litigation expenses, and other non-routine or extraordinary expenses.

12.	Compensation.

12.1.	As compensation for the services to be rendered to the Fund(s) by the Adviser under the provisions of this Agreement, the Trust, on behalf of each Fund, shall pay to the Adviser from a Fund’s assets an annual advisory fee equal to the amount of the daily average net assets of such Fund shown on Schedule A attached hereto, payable on a monthly basis.

12.2.	The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund prior to the end of any calendar month, the advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.

12.3.	The Adviser shall look exclusively to the assets of each Fund for payment of that Fund’s advisory fee.

12.4.	The Adviser may voluntarily or contractually waive the Adviser’s own advisory fee.

13.            Non-Exclusivity. The services to be rendered by the Adviser to the Trust on behalf of a Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual. Likewise, the Trust may from time to time employ other individuals or entities to furnish other separate series of the Trust with the services provided for herein.

14.            Liability and Standard of Care.

14.1.	The Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Adviser and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Adviser in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.

14.2.	The Adviser shall indemnify the Trust, each Fund and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Adviser furnished to the Trust by the Adviser for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement (collectively, “Adviser Disabling Conduct”).

14.3.	The Trust shall indemnify and hold harmless the Adviser and its members, trustees, officers and employees of the other party (any such person, an “Adviser Indemnified Party”) against any Losses arising out of any Proceedings in so far as such Loss or actions with respect thereto, arise out of, or is based upon the Trust’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Adviser Indemnified Party against any portion of liability that is attributable to Adviser Disabling Conduct.

14.4.	Notwithstanding anything to the contrary contained herein, the Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Trust, its officers, directors, agents, employees, controlling persons or shareholders or to a Fund or any Fund shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Registration Statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Trust by the Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Adviser by a duly authorized officer of the Trust who is not an affiliated person of the Adviser or any affiliated person of the Adviser; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; provided, however, that the limitations on the Adviser’s liability and indemnification obligations described in (i) through (ii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Adviser Disabling Conduct.

14.5.	The Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.

14.6.	For the avoidance of doubt, neither Fund shareholders nor the members of the Board shall be personally liable under this Agreement.

15.            Term/Approval/Amendments.

15.1.	This Agreement shall become effective with respect to a Fund as of the date of commencement of operations of the Fund if approved by (i) the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom); and (ii) the vote of a majority of the outstanding voting securities of a Fund (to the extent required under the 1940 Act). It shall continue in effect with respect to the Fund for an initial period of two years thereafter, and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of a Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom).

15.2.	No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom). The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom, of a majority of the Independent Trustees.

15.3.	In connection with such renewal or amendment, the Adviser shall furnish such information as may be reasonably necessary for the Board to evaluate the terms of this Agreement and any amendment thereto.

15.4.	Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days’ written notice to the Adviser of the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of a Fund. The Adviser may terminate this Agreement at any time, without the payment of penalty, on sixty days’ written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust, on behalf of each Fund, to pay to the Adviser the fee provided in Section 12.

15.5.	This Agreement shall automatically terminate in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this subsection. If the Adviser enters into a definitive agreement that would result in an assignment (as defined in Section 2(a)(4) of the 1940 Act) of this Agreement by the Adviser, the Adviser agrees to give the Trust the lesser of sixty days’ written notice or such notice as is reasonably practicable before consummating the transaction.

16.	Use of the Adviser’s Name.

16.1.	The parties agree that the name of the Adviser, any Sub-Adviser, the names of any affiliates of the Adviser or a Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser, the Sub-Adviser, or their respective affiliates, as applicable. The Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

16.2.	Upon termination of this Agreement, the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names identified in section 16.1 above. If the Trust makes any unauthorized use of the Adviser’s or any Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser and/or Sub-Adviser(s) shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

17.            Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its managers, members, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

18.          Anti-Money Laundering Compliance. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, to the extent the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19.          Successors. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

20.          Meanings. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meaning defined in the 1940 Act or the rules promulgated thereunder; subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.

21.          Entire Agreement and Amendments. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein.

22.          Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

23.          Limited Recourse. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware. Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

24.          Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Delaware and the Adviser consents to the jurisdiction of courts, both state or federal, in Delaware, with respect to any dispute under this Agreement.

25.          Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

26.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.          No Third Party Beneficiaries. This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.

TIDAL TRUST IV

On behalf of each series listed on Schedule A attached hereto

By:	/s/Eric Falkeis
Name:	Eric Falkeis
Title:	President and Principal Executive Officer
Date:	7/23/2026

TIDAL INVESTMENTS LLC

By:	/s/Jay Pestrichelli
Name:	Jay Pestrichelli
Title:	Chief Trading Officer
Date:	7/23/2026

Schedule A

to the

Investment Advisory Agreement

by and between

Tidal Trust IV

and

Tidal Investments LLC

Fund Name	Advisory Fee
The Emerging Markets AI ETF	0.86%
The Emerging Markets AI MAG 3 ETF	0.89%
The Emerging Markets Memory ETF	0.89%
The Emerging Markets Semiconductor ETF	0.89%
The China AI Tigers ETF	0.89%
The China AI ETF	0.89%
The GPUs ETF	0.89%

14